EXHIBIT 10.1

KORN FERRY

EXECUTIVE CAPITAL ACCUMULATION PLAN

(as amended and restated effective December 4, 2019)

1.	PURPOSE OF PLAN

The purpose of this Plan is to promote the success of the Company by providing a select group of management and highly compensated employees an opportunity to defer salary and bonuses as an additional means to attract, motivate and retain such employees.  Only Eligible Employees (as defined herein) are eligible to participate in this Plan.

2.	DEFINITIONS

Whenever the following words and phrases are used in this Plan, with the first letter capitalized, they shall have the meanings specified below.

“401(k) Plan” shall mean the Korn Ferry Employee Tax Deferred Savings Plan.

“Account” or “Accounts” shall mean a Participant’s Deferral Account and/or Company Contributions Account.

“Annual Company Contribution Subaccount” shall mean a subaccount of a Participant’s Company Contributions Account to which Company Contributions made on behalf of such Participant pursuant to Section 5 with respect to a particular Fiscal Year are allocated.

“Beneficiary” or “Beneficiaries” shall mean the person or persons, including a trustee, personal representative or other fiduciary, last designated in writing by a Participant in accordance with procedures established by the Committee to receive the benefits specified hereunder in the event of the Participant’s death.  No beneficiary designation shall become effective until it is filed with the Committee, and no beneficiary designation of someone other than the Participant’s spouse shall be effective unless such designation is consented to by the Participant’s spouse on a form provided by and in accordance with the procedures established by the Committee.  If there is no Beneficiary designation in effect, or if there is no surviving designated Beneficiary, then the Participant’s surviving spouse shall be the Beneficiary.  If there is no surviving spouse to receive any benefits payable in accordance with the preceding sentence, the duly appointed and currently acting personal representative of the Participant’s estate (which shall include either the Participant’s probate estate or living trust) shall be the Beneficiary.  In any case where there is no such personal representative of the Participant’s estate duly appointed and acting in that capacity within 90 days after the Participant’s death (or such extended period as the Committee determines is reasonably necessary to allow such personal representative to be appointed, but not to exceed 180 days after the Participant’s death), then “Beneficiary” shall mean the person or persons who can verify by affidavit or court order to the satisfaction of the Committee that they are legally entitled to receive the benefits specified hereunder.  In the event any amount is payable under this Plan to a minor, payment shall not be made to the minor, but instead be paid (a) to that person’s living parent(s) to act as custodian, (b) if that person’s parents are then divorced, and one parent is the sole custodial parent, to such custodial parent, or (c) if no parent of that person is then living, to a custodian selected by the Committee to hold the funds for the minor under the Uniform Transfers or Gifts to Minors Act in effect in the jurisdiction in which the minor resides.  If no parent is living and the Committee decides not to select another custodian to hold the funds for the minor, then payment shall be made to the duly appointed and currently acting guardian of the estate for the minor or, if no guardian of the estate for the minor is duly appointed and currently acting within 60 days after the date the amount becomes payable, payment shall be deposited with the court having jurisdiction over the estate of the minor.

“Board of Directors” or “Board” shall mean the Board of Directors of the Company.

“Bonus” shall mean any annual cash incentive compensation payable to a Participant by a Participating Affiliate in addition to the Participant’s Salary.

“Change in Control Event” shall mean any of the following:

(a)

An acquisition by any Person (excluding one or more Excluded Persons) of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) or a pecuniary interest in (either comprising “ownership of”) more than 30% of the Common Stock or voting securities entitled to then vote generally in the election of directors of the Company (“Voting Stock”), after giving effect to any new issue in the case of an acquisition from the Company; or

(b)

Consummation of a merger, consolidation, or reorganization of the Company or of a sale or other disposition of all or substantially all of the Company’s consolidated assets as an entirety (collectively, a “Business Combination”), other than a Business Combination (1) in which all or substantially all of the holders of Voting Stock hold or receive directly or indirectly 70% or more of the voting stock of the entity resulting from the Business Combination (or a parent company), and (2) after which no Person (other than any one or more of the Excluded Persons) owns more than 30% of the voting stock of the resulting entity (or a parent company) who did not own directly or indirectly at least that amount of Voting Stock immediately before the Business Combination, and (3) after which one or more Excluded Persons own an aggregate number of shares of the voting stock at least equal to the aggregate number of shares of voting stock owned by any other Person who is not an Excluded Person (except for any person described in and satisfying the conditions of Rule 13d-1(b)(1) under the Exchange Act), if any, and who owns more than 30% of the voting stock; or

(c)	Approval by the Board and (if required by law) by shareholders of the Company of a plan to consummate the dissolution or complete liquidation of the Company; or
(d)

During any period of two consecutive years, individuals who at the beginning of such period constituted the Board and any new director (other than a director designated by a person who has entered into an agreement or arrangement with the Company to effect a transaction described in clause (a) or (b) of this definition) whose appointment, election, or nomination for election was approved by a vote of at least two‑thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose appointment, election or nomination for election was previously so approved, cease for any reason to constitute a majority of the Board.

For purposes of determining whether a Change in Control Event has occurred, a transaction includes all transactions in a series of related transactions.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Committee” shall mean the Compensation Committee of the Board, which shall administer this Plan in accordance with Section 9.

“Company” shall mean Korn Ferry, a Delaware corporation, and any successor corporation.

“Company Contributions” shall mean contributions made by the Company pursuant to Section 5.

“Company Contributions Account” shall mean the bookkeeping account maintained by the Committee for each Participant that is credited with Company Contributions and investment gains or losses thereon.

“Company Matching Contribution” shall mean a Company Contribution made with respect to a Participant’s deferrals of Salary or Bonus under this Plan.

“Company Performance Contribution” shall mean a Company Contribution other than a Company Matching Contribution, which may be made on the basis of performance (whether as measured against pre-established criteria or otherwise), or on any other basis whatever.

“Compensation” shall mean the Salary and Bonus that the Participant is entitled to for services rendered to a Participating Affiliate.

“Deferral Account” shall mean the bookkeeping account maintained by the Committee for each Participant that is credited with amounts equal to (1) the portion of the Participant’s Salary that he or she elects to defer and invest in the manner described in Section 4, (2) the portion of the Participant’s Bonus that he or she elects to defer and invest in the manner described in Section 4, and (3) investment gains or losses thereon.

“Detrimental Activity” with respect to a Participant shall mean that such Participant:

(a)

has directly or indirectly engaged in any business for his or her own account that competes with the business of any entity within the Company Group (“Company Group” means the Company, the Subsidiaries, and any affiliate of the Company or a Subsidiary) (a business in competition with any entity within the Company Group includes, without limitation, any business in an industry which any business in the Company Group may conduct business from time to time and any business in an industry which any entity within the Company Group has specific plans to enter in the future and as to which the Participant is aware of such planning);

(b)

has committed or engaged in an unauthorized disclosure or use of inside information, trade secrets or other confidential information, or an unauthorized use of trade names, trademarks, or other proprietary business designations owned or used in connection with the business of any entity within the Company Group; has failed to timely return to the Company in accordance with Company policy all memoranda, books, papers, plans, information, letters and other data, and all copies thereof or therefrom, in any way relating to the business of any entity within the Company Group;

(c)

has entered the employ of, renders services to, or has acquired a financial interest in any person engaged in any business that competes with the business of any entity within the Company Group; has acted intentionally in a manner injurious to the reputation, business or assets of, any entity within the Company Group; has interfered with business relationships (whether formed before or after the date hereof) between the Company, any Subsidiary, any of their respective affiliates, and any customers, suppliers, officers, employees, partners, members or investors; has influenced or attempted to influence a vendor or customer of any entity within the Company Group, either directly or indirectly, to divert their business away from the Company Group, induced a principal for whom an entity within the Company Group acts as agent to terminate such agency relationship, or induced an employee of any entity within the Company Group who earned $25,000 or more on an annualized basis during the last six months of his or her employment to work for any business, individual, partnership, firm, corporation, or other entity then in competition with the business of any entity within the Company Group; or

(d)

has agreed to take any action, or has expressed an intention to take any action, if in either case such action would constitute Detrimental Activity under subsection (a), (b) or (c) or this definition when such action is performed.

“Disability” shall mean with respect to a Participant any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, by reason of which impairment the Participant is either unable to engage in any substantial gainful activity or is receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Participant’s employer.

“Effective Date” shall mean January 1, 2004.  This Plan was amended and restated in 2008 to include provisions required under Code Section 409A.  The provisions required by Section 409A are effective January 1, 2005; provided, however, that that certain transition rules that may have affected Participants, Beneficiaries and the Company before 2009 are not necessarily reflected in this document.

“Eligible Employee” shall mean any Officer or any employee of a Participating Affiliate who is in the position category of vice president or above and who customarily performs services for 30 or more hours per week for such Participating Affiliate.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

“Excluded Person” means

(a)	the Company or any Subsidiary;
(b)	any person described in and satisfying the conditions of Rule 13d-1(b)(1) under the Exchange Act);
(c)	any employee benefit plan of the Company or a Subsidiary;
(d)	any affiliates (within the meaning of the Exchange Act), successors, or heirs, descendants or members of the immediate families of the individuals identified in part (b) of this definition.

“Fiscal Year” shall mean the fiscal year of the Company.

“Investment Fund” shall mean one or more of the investment funds or portfolios selected by the Committee pursuant to Section 6.1.

“Officer” shall mean the Chief Executive Officer, Chief Financial Officer, any Executive Vice President and any Vice President of the Company.

“Participant” shall mean any Eligible Employee who is selected for participation in the Plan.

“Participating Affiliate” shall mean the Company and any Subsidiary, which by resolution of its board of directors and with the approval of the Committee, elects to participate in this Plan.  By electing to participate in this Plan, a Participating Affiliate agrees to be bound by any Plan amendment adopted by resolution of the Board of Directors or by the written instrument of any person to whom the Board of Directors has delegated its authority to adopt the amendment.  If a Participating Affiliate ceases to be a Subsidiary, except by merger with its parent, the employment of each Eligible Employee of the Participating Affiliate shall be deemed to have terminated for purposes of this Plan, except to any extent any such Eligible Employee is required by law to continue to be treated under the Plan as an employee of the Company.

“Plan” shall mean this Korn Ferry Executive Capital Accumulation Plan set forth herein, now in effect, or as amended from time to time.

“Plan Year” shall mean the Fiscal Year.

“Salary” shall mean all cash salary and similar payments (other than Bonuses) paid to a Participant for services rendered to a Participating Affiliate before reduction on account of:  (1) any withholding such as income taxes (but excluding social security and health insurance taxes) or such other withholding as may be required by the jurisdiction of the Participating Affiliate, and (2) any deferrals under this Plan.

“Subsidiary” shall mean (a) each corporation which is (directly or indirectly) 50% or more owned by the Company, and (b) each entity which is partially owned by the Company and is organized under the laws of a nation other than the United States of America.

“Termination Date” shall mean the date that the Participant’s has a “separation from service,” as defined in Section 409A of the Code, from the Company and its Subsidiaries for any reason.

“Termination For Cause” means a termination of service, based upon a finding by the Company, acting in good faith and based on its reasonable belief at the time, that the Participant:

(a)	is or has been dishonest, incompetent, or negligent in the discharge of his or her duties to the Company; or has refused to perform stated or assigned duties; or
(b)

has committed a theft or embezzlement, or a breach of confidentiality or unauthorized disclosure or use of inside information, customer lists, trade secrets or other confidential information, or a breach of fiduciary duty involving personal profit, or a willful or negligent violation of any law, rule or regulation or of Company rules or policy, in any material respect; or has been convicted (including a plea of guilty or nolo contendere) of a felony or misdemeanor (other than minor traffic violations or similar offenses); or

(c)	has materially breached any of the provisions of any agreement with the Company or a parent corporation; or
(d)

has engaged in unfair competition with, or otherwise acted intentionally in a manner injurious to the reputation, business or assets of the Company; or has induced a customer to break or terminate any contract with the Company or an affiliate; or has induced any principal for whom the Company (or an affiliate) acts as agent to terminate such agency relationship; or

(e)

has made a misrepresentation or false statement in any application for employment, employment history, resume or other document submitted to the Company (whether before, during or after employment); or

(f)	has engaged in Detrimental Activity.

A Termination For Cause shall be deemed to occur (subject to reinstatement upon a contrary final determination by the Board or Committee) on the date when the Company first delivers notice to the Participant of a finding of Termination For Cause and shall be final in all respects on the date following the opportunity to be heard and written notice to the Participant that his or her service is terminated.

3.	PARTICIPATION

The Committee shall select from the class of Eligible Employees those particular Eligible Employees who will be eligible to defer all or a portion of their Compensation in accordance with Section 4.  Notwithstanding anything else contained herein to the contrary, the Committee shall limit the class of persons selected to participate in this Plan to a select group of management or highly compensated employees, as set forth in Sections 201, 301 and 401 of ERISA.  In order to accomplish the foregoing, the Committee may, at any time and in its sole discretion, terminate the ability of an Eligible Employee or a Participant to defer Compensation (or to defer additional Compensation) under Section 4; provided that such a termination shall not affect deferrals pursuant to any deferral election theretofore made under this Plan.

4.	ELECTIONS TO DEFER COMPENSATION

4.1General Rule.  Subject to the minimum deferral provisions in Section 4.2 below, the amount of Compensation a Participant may elect to defer is as follows:

(a)Any percentage of Salary up to 80%; and/or

(b)Any percentage of Bonus up to 100%;

provided, however, that no election shall be effective to reduce the Compensation payable to a Participant for a calendar year to an amount which is less than the amount that a Participating Affiliate is required to withhold from such Participant’s Compensation for such calendar year for purposes of federal, state and local (if any) income tax, employment tax (including without limitation Federal Insurance Contributions Act (FICA) tax), other tax withholdings and such other withholdings as may be required by the jurisdiction of such Participating Affiliate, and the Participant’s contributions to other benefit programs (including but not limited to the 401(k) Plan and any Code Section 125 plan).

4.2Minimum Deferrals.  The Committee in its discretion may establish minimum deferral amounts with respect to Salary Deferral Elections and Bonus Deferral Elections.

4.3Initial Salary Deferral Election.  An individual who is a Participant as of the Effective Date may elect to defer his or her Salary (a “Salary Deferral Election”) by filing an initial election with the Committee, on a form and in a manner prescribed by the Committee, on or before the last business day prior to the Effective Date.  Such election shall be effective with respect to Salary paid on or after the first day of the first payroll period commencing on or after the Effective Date.  Except as otherwise provided pursuant to Section 4.6, such election shall continue in effect with respect to Salary payable through the end of the calendar year for which the election is made, and except as otherwise provided pursuant to Section 4.6, deferral of Salary for any subsequent calendar year shall require a new Salary Deferral Election pursuant to Section 4.4.

4.4Subsequent Salary Deferral Elections.  An Eligible Employee selected in accordance with Section 3 may defer (or may again defer) Salary (provided that he or she is then still eligible to participate in this Plan in accordance with Section 3) by filing an election, on a form and in a manner prescribed by the Committee.  Such election must be received by the Committee on or before the date designated by the Committee, which shall not be later than the December 31 preceding the year for which such Salary is to be deferred.  Such Salary Deferral Election shall be effective with respect to Salary paid on or after the first day of the first payroll period commencing on or after the following January 1.  Except as otherwise provided pursuant to Section 4.6, such election shall continue in effect with respect to Salary payable through the end of the calendar year for which the election is made, and deferral of Salary for any subsequent calendar year shall require a new Salary Deferral Election pursuant to this Section 4.4.

4.5Bonus Deferral Election.  An individual who is or will be a Participant as of the beginning of any Fiscal Year commencing on or after May 1, 2004, may make a Bonus Deferral Election with respect to his or her Bonus for such Fiscal Year by filing an election with the Committee, on a form and in a manner prescribed by the Committee.  Such election must be received by the Committee on or before the date designated by the Committee, which shall not be later than the last business day prior to the beginning of such Fiscal Year; provided, however, that with respect to any portion of such Bonus that is “performance-based compensation” within the meaning of Section 409A of the Code and regulations promulgated thereunder, such election must be received by the Committee no later than the date that is six (6) months before the end of the applicable performance period, provided that in no event may an election to defer such performance-based compensation be made after such compensation has become both substantially certain to be paid and readily ascertainable.  Except as otherwise provided pursuant to Section 4.6, any such Bonus Deferral Election shall apply only to the Bonus payable with respect to the Fiscal Year for which the election is made, and deferral of Bonus for any subsequent Fiscal Year shall require a new Bonus Deferral Election pursuant to this Section 4.5.

4.6Duration of Salary and Bonus Deferral Elections.  Unless otherwise determined by the Committee and announced in writing to the Participants, any Salary Deferral Election or Bonus Deferral Election shall remain in force only through the applicable periods set forth in Sections 4.3, 4.4 and 4.5.   However, at its discretion, the Committee may provide for “evergreen” elections, as described in this Section 4.6.  Any such determination to provide evergreen elections shall be announced in writing to Participants.  If the Committee provides for evergreen elections as set forth in this Section 4.6, then notwithstanding Sections 4.3, 4.4 and 4.5, any Salary Deferral Election or Bonus Deferral Election made under this Section 4 shall remain in effect, notwithstanding any change in the Participant’s Salary or Bonus, as applicable, until changed or terminated in accordance with the terms of this Section 4.6.  Subject to the limitations of Section 4.1 and the minimum deferral requirements of Section 4.2, a Participant may increase, decrease or terminate his or her Salary Deferral Election, effective with respect to Salary paid on or after the first day of the first payroll period commencing on or after January 1, by filing a new election, in accordance with the terms of this Section 4 and on a form and in a manner prescribed by the Committee.  Such election must be received by the Committee on or before the date designated by the Committee, which shall not be later than the December 31 preceding the year for which such Salary is to be deferred.  Subject to the limitations of Section 4.1 and the minimum deferral requirements of Section 4.2, a Participant may increase, decrease or terminate his or her Bonus Deferral Election, effective for any Bonus paid with respect to a Fiscal Year, by filing a new election, in accordance with the terms of this Section 4 and on a form and in a manner prescribed by the Committee.  Such election must be received by the Committee on or before the date designated by the Committee, which shall not be later than the last business day prior to the beginning of such Fiscal Year.

4.7Newly Eligible Employees.

(a)

An employee of the Company or a Participating Affiliate who becomes an Eligible Employee at any time after April 1, 2004 and who is selected to participate in this Plan in accordance with Section 3 may elect, on a form and in a manner prescribed by the Committee and no later than thirty (30) days after the date such employee became an Eligible Employee, to make (a) a Salary Deferral Election, which shall be effective with respect to Salary for services rendered on or after the first day of the first payroll period commencing after such election is received by the Committee, and/or (b) a Bonus Deferral Election, which shall be effective with respect to a prorated portion of any Bonus earned for services rendered during the Plan Year in which such election is made, the maximum amount of such prorated portion to be determined by the Company and which shall not exceed the amount determined by multiplying (i) the total Bonus earned for such Plan Year, by (ii) a fraction, the numerator of which shall be the number of whole months remaining in the Plan Year after the date the election is filed with the Committee, and the denominator of which shall be 12; provided, however, that the entire amount of such Bonus may be deferred (subject to Section 4.1) if such Bonus is “performance-based compensation” within the meaning of Section 409A of the Code and regulations promulgated thereunder and such Bonus Deferral Election otherwise satisfies the applicable requirements set forth in Section 4.5.

(b)

Except as otherwise provided in Section 4.6, any Salary Deferral Election filed pursuant to this Section 4.7 shall continue in effect with respect to Salary payable through the end of the calendar year for which the election is made, and except as otherwise provided pursuant to Section 4.6, deferral of Salary for any subsequent calendar year shall require a new Salary Deferral Election pursuant to Section 4.4.  Except as otherwise provided pursuant to Section 4.6, any Bonus Deferral Election filed pursuant to this Section 4.7 shall apply only to the Bonus payable with respect to the Fiscal Year for which the election is made, and except as otherwise provided pursuant to Section 4.6, deferral of Bonus for any subsequent Fiscal Year shall require a new Bonus Deferral Election pursuant to Section 4.5.

5.	COMPANY CONTRIBUTIONS

5.1Company Contributions.  At the conclusion of each Fiscal Year, the Committee may determine, in its sole and complete discretion, to credit additional amounts to one or more Participants’ Company Contributions Accounts under this Plan.  Any amounts credited under this Section 5.1 need not be made to all Participants’ Accounts, and such additional amounts as are credited, if any, need not be credited in equal amounts or percentages.  The Committee shall have sole and complete discretion in determining the basis for the crediting of additional amounts under this Section 5.1, including, without limitation, the authority to award such amounts on an individual or group basis and/or as a Company Matching Contribution or a Company Performance Contribution.  Any amount credited pursuant to this Section 5.1 with respect to a Fiscal Year shall be credited to the Participant’s Company Contributions Account as of the date or dates determined by the Committee.  Nothing contained in this Section 5.1 shall be deemed to impose or constitute any obligation on the Committee, the Company or any Subsidiary to make any credit hereunder.

Notwithstanding the foregoing provisions, in connection with an express written agreement between the Company and a Participant, the Committee may credit such Participant’s Company Contributions Account with the amount of a contribution made by the Company pursuant to this Section 5.1 as of any date selected by the Company.  For all purposes under this Plan, any such contribution shall be deemed to relate to the Fiscal Year in which the date selected by the Company occurs.

5.2Annual Company Contribution Subaccounts.  Company Contributions made to a Participant’s Account pursuant to Section 5.1 with respect to a Fiscal Year shall be allocated to a separate Annual Company Contribution Subaccount.  Such subaccounts shall be maintained for purposes of determining the Participant’s vested interest in such contributions as provided under Section 7.

5.3Forfeiture; Detrimental Activity.  A Participant’s rights with respect to any Company Contribution and any investment return credited thereto, whether vested or unvested, shall terminate, become null and void, and be immediately forfeited if (i) the Participant’s employment ends as a result of a Termination for Cause, or (ii) the Participant engages in any Detrimental Activity, whether before or within the one-year period after his or her employment or services with the Company (or a Subsidiary) terminates.  In the event that the Committee determines that a Participant has engaged in Detrimental Activity at any time during his or her employment by the Company or a Subsidiary or within the one-year period following his or her Termination Date, any amounts distributed at any time to such Participant with respect to any Company Contribution (and any investment return credited thereto) shall be immediately refunded to the Company (or Subsidiary) by the Participant or the Participant’s Beneficiary.  Determinations of whether (i) a Participant’s employment has ended as a result of a Termination for Cause, and (ii) a Participant has engaged in Detrimental Activity shall be made by the Committee in its sole discretion.

6.	INVESTMENT OF ACCOUNTS

6.1Investment Funds.  Effective as of the date established by the Committee, separate Investment Funds shall be established under this Plan.  The Committee may, in its discretion, terminate any Investment Fund.  The Committee shall determine the number of Investment Funds, and the Committee or its delegate shall determine the investments to be made under the Investment Funds.

6.2Investment Elections.  Pursuant to rules established by the Committee, each Participant shall have the right and obligation to designate in which of the Investment Funds his or her Accounts will be deemed to be invested for purposes of determining the investment gain (or loss) to be credited to his or her Accounts.  A Participant may change the designation made under this Section 6.2 and/or transfer an amount deemed to be invested in one Investment Fund to another Investment Fund (subject to such rules as the Committee may adopt) on any business day pursuant to procedures established by the Committee.  The Committee may restrict the frequency by which Participants are permitted to make changes to their designations of Investment Funds and may establish rules regarding the timing and effectiveness of such elections.  If a Participant does not make an election with respect to the investment of his or her Account, the Participant shall be deemed to have elected the short term interest fund or the fund closest thereto.  The Committee may establish other rules, regulations and procedures regarding the Investment Funds as it deems appropriate in its sole discretion.

7.	VESTING.

7.1Deferral Account.  A Participant’s Deferral Account shall be 100% vested and nonforfeitable at all times.

7.2Company Contributions Account.  The interest of each Participant in amounts credited to his or her Company Contributions Account shall vest and become nonforfeitable as follows:

(a)

If a Participant’s employment with the Company and all Subsidiaries terminates due to the Participant’s death or Disability, such Participant shall become 100% vested in all amounts in his or her Company Contributions Account as of the date of such termination.

(b)

Except as otherwise provided in this Section 7.2, for Company Contributions approved on or after July 1, 2019, a Participant shall become vested in each Annual Company Contribution Subaccount in accordance with the schedule determined by the Committee; it is expected that such schedule shall provide:

•	20% as of approximately one month following the first anniversary of the date on which the Committee approves the applicable Company Contribution;
•	40% as of approximately the second anniversary of the date on which the Committee approves the applicable Company Contribution;
•	60% as of approximately the third anniversary of the date on which the Committee approves the applicable Company Contribution;
•	80% as of approximately the fourth anniversary of the date on which the Committee approves the applicable Company Contribution; and
•	100% as of approximately the fifth anniversary of the date on which the Committee approves the applicable Company Contribution.

For Company Contributions approved prior to January 1, 2019, a Participant shall become vested in each Annual Company Contribution Subaccount in accordance with the schedule determined by the Company or the Committee, as the case may be, upon approval of such contribution.

(c)

If a Participant retires with a Termination Date on or after attaining age 65, the Company may, in its discretion, enter into an agreement under which such Participant may, by refraining from engaging any Detrimental Activity, continue to vest in any portion of the Participant’s Annual Company Contribution Subaccount(s) that was not vested as of such Termination Date.  Notwithstanding the foregoing, such vesting following a Termination Date shall not apply to any Participant with a Termination Date before January 1, 2009, and shall not apply to the extent a vesting schedule under Section 7.2(e) provides that such vesting shall not apply.  Any amount that becomes vested under this Section 7.2(c) following a Participant’s Termination Date (i) shall be distributed as soon as administratively feasible following vesting if the Participant had elected the lump sum distribution option, or (ii) shall be added on a pro-rata basis to each remaining installment payment if the Participant had elected installment payments.  If a Participant referred to in this Section 7.2(c) engages in Detrimental Activity at any time, any unpaid portion of the Participant’s Annual Company Contribution Subaccount(s) that had not been paid as of the first instance of engaging in such Detrimental Activity shall be forfeited, regardless of whether such portion had previously become vested.

(d)	The Board or the Committee may, in its sole discretion, accelerate vesting for a Participant who terminates employment for reasons other than death or Disability prior to attaining age 65.
(e)

The Board or the Committee may, in its sole discretion, for any Participant or group of Participants, establish a vesting schedule different from that set forth in Section 7.2(b) above with respect to any Company Contributions; provided, however, that any such alternative vesting schedule shall be set forth in writing.

Unless otherwise expressly provided in this Section 7.2, the Participant shall forfeit any amounts credited to his or her Company Contributions Account upon the termination of his or her employment with the Company and all Subsidiaries to the extent that such amounts have not vested as of the date of such termination of employment.

8.	DISTRIBUTION OF BENEFITS

8.1Commencement of Distributions.  At the time of making a Salary and/or Bonus Deferral Election pursuant to Section 4, the Participant shall designate, on a form and in a manner prescribed by the Committee, the time at which the Salary and/or Bonus deferred by the Participant with respect to such deferrals (adjusted for earnings and losses thereon) shall be paid.  Any Company Matching Contribution made with respect to such deferrals shall be paid at the same time and in the same form as such deferrals are paid in accordance with this Section 8; provided, however, that any portion of such Company Matching Contribution that has not vested as of the date such deferrals are paid shall be paid on or as soon as practicable after the date (if any) such portion becomes vested pursuant to Section 7.2.

With respect to deferrals of Salary, the Participant may choose either one of the following payment dates (or, if installments are elected, payment commencement dates):

(a)	On or as soon as administratively practicable after the Participant’s Termination Date, or
(b)

On or as soon as administratively practicable after the earlier of (i) the Participant’s Termination Date or (ii) the date selected by the Participant which is at least three (3) years following the end of the calendar year during which the Salary was earned (an “in-service distribution date”).

With respect to deferrals of Bonuses, the Participant may choose either one of the following payment dates (or, if installments are elected, payment commencement dates):

(c)	On or as soon as administratively practicable after the Participant’s Termination Date, or
(d)

On or as soon as administratively practicable after the earlier of (i) the Participant’s Termination Date or (ii) the date selected by the Participant which is at least three (3) years following the end of the Fiscal Year with respect to which the Bonus was awarded (an “in-service distribution date”).

If the Participant does not make such an election, the Participant shall be deemed to have elected payment as described in Sections 8.1(a) and (c).  A Participant may make only one payment election for all Compensation deferred pursuant to any Salary or Bonus Deferral Election.

A Participant may elect as many different in-service distribution dates as desired for his or her Salary and Bonus deferrals under the Plan.  A Participant who elects one or more in-service distribution dates may elect the same in-service distribution date or dates for subsequent Salary and Bonus deferrals.  If the in-service distribution date selected by a Participant with respect to any Compensation deferred does not satisfy the requirements of subsections (b)(ii) or (d)(ii) above, then the Participant will be deemed to have elected the next in-service distribution date that satisfies such requirements.  The Committee, in its discretion, may limit the available in-service distribution dates to a specific date or specific dates (such as the first day of a month or quarter); such discretion may be exercised (among other means) by limiting the available in-service distribution dates on the election forms to be used by Participants.

A Participant may change his or her in-service distribution date elected under Section 8.1(b)(ii) or 8.1(d)(ii) to a later date (but not an earlier date); provided (1) that such a change election must be filed with the Committee at least one year prior to the original in-service distribution date, (2) that such a change election will not be effective until at least one year after the date on which the election is made, (3) that, except in the case of elections related to distributions on account of death, Disability or Unforeseeable Emergency, such a change election shall defer the payment date (or payment commencement date) to a date that is not less than five years from the date such payment would otherwise have been made (or commenced), and (4) that such a change election must be made on a form and in a manner prescribed by the Committee.

Notwithstanding any other provision of this Plan, a Participant who is a “specified employee” (as such term is defined in Section 409A(a)(2)(B)(i) of the Code) shall not receive any distribution made pursuant to a termination of such Participant’s employment or services with the Company and its Subsidiaries before the date that is six months after such Participant’s Termination Date (or, if earlier, the date of the Participant’s death).

8.2Form of Distributions.  At the time of making a Salary and/or Bonus Deferral Election pursuant to Section 4, each Participant shall designate, on a form and in a manner prescribed by the Committee, the manner in which such  benefits shall be paid.

The Participant may elect one of the following payment forms:

(a)A lump sum payment; or

(b)Substantially equal quarterly installments over a period of one to fifteen years, as specified in the Participant’s election.

If the Participant fails to specify a payment form as provided in this Section 8.2, unless the Committee otherwise provides, the Participant shall be deemed to have elected payment (i) in substantially equal quarterly installments over five years (for amounts deferred prior to 2016), and (ii) a lump sum payment (for amounts deferred after 2015).  The initial installment of any series of installments shall be made as soon as administratively practicable following the payment commencement date determined under Section 8.1. The Committee, in its discretion, may limit the available quarterly distribution dates to a specific date or specific dates (such as the first day of a month or quarter); such discretion may be exercised (among other means) by limiting the available quarterly distribution dates on the election forms to be used by Participants.

Subject to the following provisions in this paragraph and Section 8.3, no changes may be made to a payment election under this Section 8.2 after such election is filed.  A Participant may change his or her form of payment election (for example, from a lump sum to installments), provided (1) that such a change election must be filed with the Committee at least one year prior to the date distributions would commence (i.e. the Participant’s Termination Date or in-service distribution date, as applicable), (2) that such a change election will not be effective until at least one year after the date on which the election is made, (3) that, except in the case of elections related to distributions on account of death, Disability or Unforeseeable Emergency, such a change election shall include a deferral of the payment date (or payment commencement date) to a date that is not less than five years from the date such payment would otherwise have been made (or commenced), and (4) that such a change election must be made on a form and in a manner prescribed by the Committee.

8.3Company Performance Contributions.  No later than (i) thirty (30) days after the crediting of a Company Performance Contribution to a Participant’s Account pursuant to Section 5 is approved by the Committee and (ii) twelve (12) months prior to the date that any portion of such Company Performance Contribution becomes vested, the Participant shall designate, on a form and in a manner prescribed by the Committee, the time or times at which such Company Contributions and any related earnings thereon will be paid and the form of any such payment.  Such election shall be made in accordance with and subject to the requirements set forth in Sections 8.1 and 8.2.  For Company Performance Contributions approved before January 1, 2014, if the Participant elects an in-service distribution date, such date shall be the first business day selected by the Participant which occurs after the date such Company Performance Contribution becomes fully vested pursuant to Section 7.2.   For Company Performance Contributions approved on or after January 1, 2014, the Participant may elect separate in-service distribution dates for each installment of such Company Performance Contribution as such installment becomes vested; each such date shall be the first business day selected by the Participant which occurs after the date such installment becomes vested.  If a Participant is credited with a Company Performance Contribution and does not timely make a distribution election under this Section 8.3, the Participant shall be deemed to have elected payment in a lump sum commencing on the first business day of a fiscal quarter as soon as administratively practicable following the Participant’s Termination Date.

8.4Withdrawals for Unforeseeable Emergencies.  A Participant (or former Participant) may request a distribution from his or her Deferral Account for an Unforeseeable Emergency (as defined below) without penalty.  Such distribution for an Unforeseeable Emergency shall be subject to approval by the Committee and may be made only to the extent necessary to satisfy the emergency need (which may include amounts necessary to pay any federal, state or local income taxes or penalties reasonably anticipated to result from the distribution) and only from amounts credited to the Participant’s Deferral Account.  A distribution for an Unforeseeable Emergency may not be made to the extent that such emergency is or may be relieved (1) through reimbursement or compensation by insurance or otherwise, (2) by liquidation of the Participant’s (or Beneficiary’s) assets, to the extent the liquidation of such assets would not itself cause severe financial hardship, or (3) by cessation of deferrals under this Plan.  The Committee may require that the Participant (or Beneficiary) provide a written representation that any such distribution satisfies the requirements set forth in this Section 8.4.  Notwithstanding the foregoing, a Participant may receive a distribution for an Unforeseeable Emergency under this Plan prior to a hardship withdrawal under any plan described in Section 401(k) of the Code.

For purposes of this Section 8.4, an “Unforeseeable Emergency” shall mean a severe financial hardship of the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, or the Participant’s dependent (as defined in Section 152(a) of the Code), loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.  (For purposes of this definition, the term “Participant” shall include the Participant’s Beneficiary in the event of the Participant’s death.)  The circumstances that will constitute an Unforeseeable Emergency will depend upon the facts of each case.  The purchase of a home and the payment of college tuition would typically not be considered to be Unforeseeable Emergencies.

8.5Section 162(m).  Notwithstanding anything in this Section 8 to the contrary, if the Committee determines in good faith that there is a reasonable likelihood that any benefits paid to a Participant for a taxable year of the Company would not be deductible by the Company solely by reason of the limitation under Section 162(m) of the Code, then, to the extent reasonably deemed necessary by the Committee to ensure that the entire amount of any distribution to the Participant pursuant to this Plan is deductible, the Committee may defer all or any portion of a distribution under this Plan.  The amounts so deferred shall be distributed to the Participant or his or her Beneficiary (in the event of the Participant’s death) at the earliest possible date, as determined by the Committee in good faith, on which the deductibility of compensation paid or payable to the Participant for the taxable year of the Company during which the distribution is made will not be limited by Section 162(m) of the Code.

8.6Inability to Locate Participant.  In the event that the Committee is unable to locate a Participant or Beneficiary within two years following the Participant’s Termination Date, or if later, within two years following the date on which benefits hereunder are to commence, the amount allocated to the Participant’s Accounts shall be forfeited.  If, within the six-year period following the date of such forfeiture, the Participant or Beneficiary later claims such benefits, such benefits shall be reinstated without interest.  Benefits forfeited pursuant to this Section 8.6 shall not be reinstated under any circumstances if the Committee does not receive a claim to such benefits within the six-year period following the date of forfeiture.

8.7Distributions on Death.  In the event of a termination of the Participant’s employment or services with the Company and its Affiliates due to the Participant’s death, the Participant’s Account shall be paid to the Participant’s Beneficiary in a lump sum during the calendar quarter following the quarter in which the Committee receives notice satisfactory to it of the Participant’s death.  In the event that a Participant or former Participant dies after his or her Termination Date and before his or her entire Account balance has been paid out, the balance of the Participant’s Account shall be paid to the Participant’s Beneficiary, in the form of a lump sum payment, as soon as administratively practicable.

8.8Liability for Payment.  Notwithstanding anything else in this Plan to the contrary: (1) a Participant’s benefits with respect to this Plan shall be paid by the Participating Affiliate to whose employment of the Participant such benefits relate, and (2) a Participant shall have no right or claim to Plan benefits from any other Participating Affiliate other than the employer referenced in the foregoing clause.

8.9Legislation or Regulations.  Any provision of this Section 8 with respect to  distributions to a Participant shall become null and void in the event that any legislation or regulations applicable to benefits under this Plan is adopted that would require such Participant to be immediately subject to federal income tax for amounts of Compensation deferred under Section 4.1 above.  The remaining provisions of this Plan shall continue in effect.

9.	PLAN ADMINISTRATION

9.1Committee.  The Committee shall be appointed as set forth in the Company’s governing documents.

9.2Committee Action.  The Committee shall act at meetings by affirmative vote of a majority of the members of the Committee.  Any action permitted to be taken at a meeting may be taken without a meeting if, prior to such action, a written consent to the action is signed by a majority of the members of the Committee and such written consent is filed with the minutes of the proceedings of the Committee.  A member of the Committee shall not vote or act upon any matter which relates solely to himself or herself as an Participant.  The Chairman or any other member or members of the Committee designated by the Chairman may execute any certificate or other written direction on behalf of the Committee.

9.3Powers and Duties of the Committee.  The Committee, on behalf of the Participants and their Beneficiaries, shall enforce this Plan in accordance with its terms, shall be charged with the general administration of this Plan, and shall have all powers necessary to accomplish its purposes, including, but not by way of limitation, the following:

(a)	To construe and interpret the terms and provisions of this Plan and to make factual determinations hereunder;
(b)	To compute and certify the amount and kind of benefits payable to Participants and their Beneficiaries, and to determine the time and manner in which such benefits are paid;
(c)	To maintain all records that may be necessary for the administration of this Plan;
(d)	To provide for the disclosure of all information and the filing or provision of all reports and statements to Participants, Beneficiaries or governmental agencies as shall be required by law;
(e)	To make and publish such rules for the regulation of this Plan and procedures for the administration of this Plan as are not inconsistent with the terms hereof;
(f)

To appoint a plan administrator or any other agent, and to delegate to them such powers and duties in connection with the administration of this Plan as the Committee may from time to time prescribe (including but not limited to the power to approve the designation of Subsidiaries as Participating Affiliates under this Plan); and

(g)	To require or permit Participant (or Beneficiary, as the context may require) elections and/or consents under this Plan to be made by means of such electronic media as the Committee may prescribe.

9.4Construction and Interpretation.  Prior to a Change in Control Event, the Committee shall have full discretion to construe and interpret the terms and provisions of this Plan, which interpretation or construction shall be final and binding on all parties, including but not limited to the Company and any Participant or Beneficiary.  Any interpretation, construction or determination made after a Change in Control Event shall be subject to review by an arbitrator on a de novo basis in accordance with Section 10.11 below.  The Committee shall administer the terms and provisions of this Plan in a uniform and nondiscriminatory manner and in full accordance with any and all laws applicable to this Plan.

9.5Compensation, Expenses and Indemnity.  The members of the Committee shall serve without compensation for their services hereunder.  Expenses and fees in connection with the administration of this Plan shall be paid by the Company.  The Committee is authorized at the expense of the Company to employ such legal counsel as it may deem advisable to assist in the performance of its duties hereunder.  To the extent permitted by applicable state law, the Company shall indemnify and save harmless the Committee and each member thereof, the Board of Directors and any delegate of the Committee who is an employee of a Participating Affiliate against any and all expenses, liabilities and claims, including legal fees to defend against such liabilities and claims arising out of their discharge in good faith of responsibilities under or incident to this Plan, other than expenses and liabilities arising out of willful misconduct.  This indemnity shall not preclude such further indemnities as may be available under insurance purchased by the Participating Affiliate or provided by the Participating Affiliate under any bylaw, agreement or otherwise, as such indemnities are permitted under state law.

9.6Quarterly Statements.  Under procedures established by the Committee, a Participant shall receive a statement with respect to such Participant’s Accounts on a quarterly basis as of each January 31, April 30, July 31 and October 31.

10.	MISCELLANEOUS

10.1Unsecured General Creditor.  Participants and their Beneficiaries, heirs, successors, and assigns shall have no legal or equitable rights, claims, or interest in any specific property or assets of any Participating Affiliate.  No assets of any Participating Affiliate shall be held under any trust or held in any way as collateral security for the fulfilling of the obligations of any Participating Affiliate.  Any and all of each Participating Affiliate’s assets shall be, and remain, the general unpledged, unrestricted assets of the Participating Affiliate.  Each Participating Affiliate’s obligations under this Plan shall be merely that of an unfunded and unsecured promise of the Participating Affiliate to pay money in the future to those persons to whom the Participating Affiliate has a benefit obligation under this Plan (as determined in accordance with the terms hereof including, without limitation, Section 8.8), and the respective rights of the Participants and Beneficiaries shall be no greater than those of unsecured general creditors.

10.2Restriction Against Assignment.  The respective Participating Affiliate shall pay all amounts payable hereunder only to the person or persons designated by the Plan and not to any other person or corporation.  No part of a Participant’s Accounts shall be liable for the debts, contracts, or engagements of any Participant, his or her Beneficiary, or successors in interest, nor shall a Participant’s Accounts be subject to execution by levy, attachment, or garnishment or by any other legal or equitable proceeding, nor shall any such person have any right to alienate, anticipate, commute, pledge, encumber, or assign any benefits or payments hereunder in any manner whatsoever.  If any Participant, Beneficiary or successor in interest is adjudicated bankrupt or purports to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge any distribution or payment from the Plan, voluntarily or involuntarily, the Committee, in its discretion, may cancel such distribution or payment (or any part thereof) to or for the benefit of such Participant, Beneficiary or successor in interest in such manner as the Committee shall direct.

10.3Tax Withholding.  The Company (or the Subsidiary by which the Participant is employed) may satisfy any state or federal employment tax withholding obligation, or such other withholding obligation as required by the Company’s (or Subsidiary’s) jurisdiction, with respect to Compensation deferred under this Plan by deducting such amounts from any compensation payable by the Company (or a Subsidiary) to the Participant.  There shall be deducted from each payment or distribution made under this Plan, or any other compensation payable to the Participant (or Beneficiary), all taxes which are required to be withheld by the Company (or a Subsidiary) in respect to such payment or distribution or this Plan.  If the Company, for any reason, elects not to (or cannot) satisfy the withholding obligation from the amounts otherwise payable under this Plan, the Participant shall pay or provide for payment in cash of the amount of any taxes which the Company (or a Subsidiary) may be required to withhold with respect to the benefits hereunder.

10.4Amendment, Modification, Suspension or Termination.  The Board or the Committee may amend, modify, suspend or terminate this Plan in whole or in part, except that no amendment, modification, suspension or termination shall have any retroactive effect to reduce any amounts allocated to a Participant’s Accounts or accelerate or defer the timing of any distributions under this Plan as provided in Section 8.  A Participating Affiliate may elect to terminate its status as such at any time and, in such event, such termination shall not affect the Participating Affiliate’s obligations under this Plan with respect to amounts previously credited and/or deferred under this Plan (including earnings thereon) for which the Participating Affiliate is liable.

10.5Governing Law; Severability.  This Plan shall be construed, governed and administered in accordance with the laws of the State of Delaware.  If any provisions of this instrument shall be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions hereof shall continue to be fully effective. To the extent that the Plan is subject to Section 409A of the Code, the Plan shall be construed and interpreted to the maximum extent reasonably possible to avoid the imputation of any tax, penalty or interest pursuant to Section 409A.  The Company reserves the right to amend the Plan to the extent it reasonably determines is necessary in order to preserve the intended tax consequences of deferrals made under the Plan in light of Section 409A and any regulations or other guidance promulgated thereunder. However, in no event whatsoever will the Company or any Subsidiary be liable for any additional tax, interest or penalties that may be imposed on a Participant under Code Section 409A or any damages for failing to comply with Code Section 409A.

10.6Receipt or Release.  Any payment to a Participant or the Participant’s Beneficiary in accordance with the provisions of this Plan shall, to the extent thereof, be in full satisfaction of all claims against the Committee, the Company and the Subsidiaries.  The Committee may require such Participant or Beneficiary, as a condition precedent to such payment, to execute a receipt and release to such effect.

10.7Payment on Behalf of Persons Under Incapacity.  In the event that any amount becomes payable under the Plan to a person who, in the sole judgment of the Committee, is considered by reason of physical or mental condition to be unable to give a valid receipt therefore, the Committee may direct that such payment be made to any person found by the Committee, in its sole judgment, to have assumed the care of such person. Any payment made pursuant to such determination shall constitute a full release and discharge of the Committee, the Company and the Subsidiaries.

10.8No Right to Employment.  Participation in this Plan shall not give any person the right to continued employment or service or any rights or interests other than as expressly provided herein.  No Participant shall have any right to any payment or benefit hereunder except to the extent provided in this Plan.

10.9Titles and Headings.  Headings and subheadings in this Plan are inserted for convenience of reference only and are not to be considered in the construction of the provisions hereof.

10.10Claims Procedure.  A person who believes that he or she is being denied a benefit to which he or she is entitled under this Plan (hereinafter referred to as “Claimant”) may file a written request for such benefit with the Committee, setting forth his or her claim.  The request must be addressed to the Committee at the Company’s then principal executive offices.

Upon receipt of a claim, the Committee shall advise the Claimant that a reply will be forthcoming within ninety (90) days and shall, in fact, deliver such reply within such period.  The Committee may, however, extend the reply period for an additional ninety (90) days for special circumstances.  If the claim is denied in whole or in part, the Committee shall inform the Claimant in writing, using language calculated to be understood by the Claimant, setting forth:  (i) the specified reason or reasons for such denial, (ii) the specific reference to pertinent provisions of this Plan on which such denial is based, (iii) a description of any additional material or information necessary for the Claimant to perfect his or her claim and an explanation why such material or such information is necessary, (iv) appropriate information as to the steps to be taken if the Claimant wishes to submit the claim for review, and (v) the time limits for requesting a review set forth below.

Within sixty (60) days after the receipt by the Claimant of the written reply described above, the Claimant may request in writing that the Committee review its determination.  Such request must be addressed to the Committee at the Company’s then principal executive offices.  The Claimant or his or her duly authorized representative may, but need not, review the pertinent documents and submit issues and comments in writing for consideration by the Committee.  If the Claimant does not request a review within such sixty (60) day period, he or she shall be barred and estopped from challenging the Committee’s determination.

Within sixty (60) days after the Committee’s receipt of a request for review, after considering all materials presented by the Claimant, the Committee will inform the Claimant in writing, in manner calculated to be understood by the Claimant, of its decision setting forth the specific reasons for the decision and containing specific references to the pertinent provisions of this Plan on which the decision is based.  If special circumstances require that the sixty (60) day time period be extended, the Committee will so notify the Claimant and will render the decision as soon as possible, but no later than one hundred twenty (120) days after receipt of the request for review.

10.11Arbitration.  Any dispute regarding the Plan shall be submitted to mandatory, binding arbitration in Los Angeles, California before a single arbitrator provided by JAMS.  A Claimant must exhaust the claims procedure set forth in Section 10.10 as a condition of commencing arbitration.  If a civil action concerning the Plan has been brought, the Company and the Claimant shall take such actions as are necessary or appropriate, including dismissal of the civil action, so that the arbitration can be timely heard.  Once arbitration is commenced, it may not be discontinued without the unanimous consent of all parties to the arbitration.

Any claim for arbitration may be submitted as follows:  if the Claimant disagrees with an interpretation of this Plan by the Company or any fiduciary of this Plan, or disagrees with the calculation of his or her benefit under this Plan, the Claimant may, after exhaustion of the claims procedure set forth in Section 10.10, demand in writing that such claim be submitted to arbitration as provided in this Section 10.11.  The arbitrator must be either (i) a lawyer with at least ten (10) years of active practice in the area of employee benefits/executive compensation or (ii) a retired California Superior Court or Appellate Court judge.  If the Claimant and the Company do not agree on an arbitrator, JAMS shall send the Claimant and the Company a list of at least five (5) arbitrator candidates. JAMS shall also provide each party with a brief description of the background and experience of each arbitrator candidate. JAMS may replace any or all names on the list of arbitrator candidates for reasonable cause at any time before the parties have submitted their choice pursuant to the next sentence. Within seven (7) calendar days of service upon the parties of the list of names, the Company and the Claimant each may strike two (2) names, and shall rank the remaining arbitrator candidates in order of preference. The remaining arbitrator candidate with the highest composite ranking shall be appointed the arbitrator. JAMS may grant a reasonable extension of the time to strike and rank the arbitrator candidates to any party without the consent of the other parties. If this process does not yield an arbitrator, JAMS shall designate the arbitrator.  If a party fails to respond to a list of Arbitrator candidates within seven (7) calendar days after its service, or fails to respond according to the instructions provided by JAMS, JAMS shall deem that party to have accepted all of the Arbitrator candidates.

Except as provided in this Section 10.11, the arbitration shall be administered pursuant to the JAMS Employment Arbitration Rules and Procedures (or the successor to such rules and procedures) as then in effect. The arbitration hearing shall be held within thirty days (or as soon thereafter as feasible) after the selection of the arbitrator.  Absence from or non-participation at the hearing by any party shall not prevent the issuance of an award. Hearing procedures intended by the arbitrator to expedite the hearing may be ordered at the arbitrator’s discretion, and the arbitrator may close the hearing in his or her sole discretion when he or she decides he or she has heard sufficient evidence to justify issuance of an award.  The arbitrator shall apply the same standard of review referred to in Section 9.4  as would be applied by a court of proper jurisdiction.  Accordingly, with respect to any interpretation, construction or determination by the Committee prior to a Change in Control Event, (i) the arbitrator shall not apply a de novo standard of review in reviewing the decision rendered through the claims procedure set forth in Section 10.10, but rather shall review the Committee’s interpretation, construction or determination under an abuse of discretion standard, and (ii) the arbitrator’s decision shall be based on the record presented in the claims procedure set forth in Section 10.10, and additional evidence shall be limited to that evidence (if any) that the arbitrator determines could appropriately be considered by a court of proper jurisdiction in applying the abuse of discretion standard. With respect to any interpretation, construction or determination by the Committee upon and after a Change in Control Event, the arbitrator shall apply a de novo standard of review.

The arbitrator’s award shall be rendered as expeditiously as feasible.  In the event the arbitrator finds that the Claimant is entitled to the benefits he or she claimed, the arbitrator shall order the Company to pay or deliver such benefits, in the amounts and at such time as the arbitrator determines.  The award of the arbitrator shall be final and binding on the parties.  The award may be enforced in any appropriate court as soon as possible after its rendition.  If any action is brought to confirm the award, no appeal shall be taken by any party from any decision rendered in such action.

If a Change in Control Event has occurred and the arbitrator determines that the Claimant is entitled to the claimed benefits, the arbitrator shall direct the Company to pay to the Claimant, and the Company shall pay to the Claimant in accordance with such order, an amount equal to the Claimant’s expenses in pursuing the claim, including attorneys’ fees.

IN WITNESS WHEREOF, the Company has caused this amended and restated document to be executed by its duly authorized officer effective as of January 1, 2019.

KORN FERRY
By:
Print Name:
Its:

KORN FERRY

EXECUTIVE CAPITAL ACCUMULATION PLAN

Table of Contents

Page

1.	PURPOSE OF PLAN		1
2.	DEFINITIONS		1
3.	PARTICIPATION		6
4.	ELECTIONS TO DEFER COMPENSATION		7
	4.1	General Rule	7
	4.2	Minimum Deferrals	7
	4.3	Initial Salary Deferral Election	7
	4.4	Subsequent Salary Deferral Elections	7
	4.5	Bonus Deferral Election	8
	4.6	Duration of Salary and Bonus Deferral Elections	8
	4.7	Newly Eligible Employees	8
5	COMPANY CONTRIBUTIONS		9
	5.1	Company Contributions	9
	5.2	Annual Company Contribution Subaccounts	10
	5.3	Forfeiture; Detrimental Activity	10
6.	INVESTMENT OF ACCOUNTS		10
	6.1	Investment Funds	10
	6.2	Investment Elections	10
7.	VESTING		11
	7.1	Deferral Account	11
	7.2	Company Contributions Account	11
8.	DISTRIBUTION OF BENEFITS		12
	8.1	Commencement of Distributions	12
	8.2	Form of Distributions	14
	8.3	Company Performance Contributions	14
	8.4	Withdrawals for Unforeseeable Emergencies	15
	8.5	Section 162(m)	15
	8.6	Inability to Locate Participant	16
	8.7	Distributions on Death	16
	8.8	Liability for Payment	16
	8.9	Legislation or Regulations	16

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Table of Contents

(continued)

Page

9.1	PLAN ADMINISTRATION		16
	9.1	Committee	16
	9.2	Committee Action	16
	9.3	Powers and Duties of the Committee	17
	9.4	Construction and Interpretation	17
	9.5	Compensation, Expenses and Indemnity	18
	9.6	Quarterly Statements	18
10.	MISCELLANEOUS		18
	10.1	Unsecured General Creditor	18
	10.2	Restriction Against Assignment	18
	10.3	Tax Withholding	19
	10.4	Amendment, Modification, Suspension or Termination	19
	10.5	Governing Law; Severability	19
	10.6	Receipt or Release	19
	10.7	Payment on Behalf of Persons Under Incapacity	19
	10.8	No Right to Employment	20
	10.9	Titles and Headings	20
	10.10	Claims Procedure	20
	10.11	Arbitration	21

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